Exhibit 4.2(C)

PSNH Exhibit 4.2 Form of Supplemental Indenture

PUBLIC SERVICE COMPANY
OF NEW HAMPSHIRE
AND
WACHOVIA BANK, NATIONAL ASSOCIATION

Successor to FIRST UNION NATIONAL BANK

Formerly Known as FIRST FIDELITY BANK, NATIONAL ASSOCIATION,
NEW JERSEY

Successor to BANK OF NEW ENGLAND, NATIONAL ASSOCIATION
(Formerly Known as NEW ENGLAND MERCHANTS NATIONAL BANK)
and to
NEW BANK OF NEW ENGLAND, NATIONAL ASSOCIATION, TRUSTEE

SUPPLEMENTAL INDENTURE
Dated as of            , 20

TO ISSUE SERIES
FIRST MORTGAGE BONDS

$    ,000,000 First Mortgage Bonds (Series    )

Testimonium
Signatures

Schedule A—Form of Series    Bonds
Schedule B—Description of Certain Properties Acquired Since            .
Acknowledgments
Endorsement

ii

THIS                        SUPPLEMENTAL INDENTURE dated as of                        , 20    , between PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE (hereinafter with its successors and assigns generally called the Company), a corporation duly organized and existing under the laws of The State of New Hampshire, having its principal place of business at 780 North Commercial Street in Manchester, New Hampshire 03101, and WACHOVIA BANK, NATIONAL ASSOCIATION, successor to First Union National Bank, formerly known as First Fidelity Bank, National Association, New Jersey, successor to Bank of New England, National Association (formerly known as New England Merchants National Bank) and to New Bank of New England, National Association, said Wachovia Bank, National Association (hereinafter with its successors generally called the Trustee), being a national banking association duly organized and existing under the laws of the United States of America, having a corporate trust office at 21 South Street, Third Floor, Morristown, New Jersey 07960, and duly authorized to execute the trusts hereof.

WHEREAS, the Company heretofore duly executed and delivered to Bank of New England, National Association (formerly known as New England Merchants National Bank), as predecessor trustee, its General and Refunding Mortgage Indenture (hereinafter, as amended by the Tenth Supplemental Indenture dated as of May 1, 1991, generally referred to as the “Original Indenture” and sometimes referred to, with each and every prior indenture supplemental thereto and each and every other instrument, including this                        Supplemental Indenture, which the Company, pursuant to the provisions thereof, may execute with the Trustee and which is therein stated to be supplemental to the Original Indenture, as the “Indenture”), dated as of August 15, 1978, but actually executed on September 20, 1978, and recorded, among other places, in Hillsborough County, New Hampshire, Registry of Deeds, Book 2640, Page 334, in York County, Maine, Registry of Deeds, Book 2417, Page 01, in Concord, Vermont, Land Records, Book 44, Page 129A, and in the Office of the Secretary of the State of Connecticut in Volume 56, Page G of Railroad Mortgages (together with certificates with respect thereto recorded in the Town Clerk’s offices of Waterford and Berlin, Connecticut), to which this instrument is supplemental, and in modification and confirmation thereof has executed and delivered to (i) Bank of New England, National Association (formerly known as New England Merchants National Bank) as predecessor trustee nine duly recorded indentures supplemental thereto, and (ii) to First Fidelity Bank, National Association, New Jersey, a Tenth Supplemental Indenture dated as of May 1, 1991 (hereinafter generally referred to as the Tenth Supplemental Indenture) thereto duly recorded, whereby substantially all the properties of the Company used by it in its business, whether then owned or thereafter acquired, with certain reservations, exceptions and exclusions fully set forth in the Original Indenture were given, granted, bargained, sold, transferred, assigned, pledged, mortgaged and conveyed to the Trustee, its successors and assigns, in trust upon the terms and conditions set forth therein to secure its General and Refunding Mortgage Bonds issued and to be issued thereunder, and for other purposes more particularly specified therein; and

WHEREAS, on January 6, 1991, Bank of New England, National Association was declared insolvent, and New Bank of New England, National Association, pursuant to a purchase and assumption agreement dated as of January 6, 1991 between it and the Federal Deposit Insurance Corporation as receiver of Bank of New England, National Association, acquired and succeeded to all of the right, title, interest, authority and appointment of Bank of New England, National Association, as Trustee under the Indenture, which succession and appointment were ratified and confirmed by the Board of Directors of the Company on February 21, 1991, all as more particularly recited in the Agreement as to Resignation of Trustee and Appointment of Successor Trustee (the “Resignation and Appointment Agreement”), by and among the Company, New Bank of New England, National Association, and First Fidelity Bank, National Association, New Jersey, recorded with the Tenth Supplemental Indenture; and

WHEREAS, pursuant to the Resignation and Appointment Agreement, New Bank of New England, National Association resigned as successor trustee and First Fidelity Bank, National Association, New Jersey succeeded to the trusts created by the Indenture; and

WHEREAS, First Fidelity Bank, National Association, New Jersey was succeeded by First Union National Bank; and

WHEREAS, pursuant to The Third Amended Joint Plan of Reorganization (the “Plan”), dated December 28, 1989 (Case No. 88-00043), as confirmed by order of the United States Bankruptcy Court for the District of New Hampshire dated April 20, 1990, all bonds outstanding under the First Mortgage Indenture dated as of January 1, 1943, as from time to time amended and supplemented, between the Company and Old Colony Trust Company, as trustee (to which each of The First National Bank of Boston and Maryland National Bank has been successor trustee) have been paid in full and said First Mortgage Indenture has been released and is of no further force or effect, all bonds outstanding under the Third Mortgage Indenture dated as of February 15, 1986, as from time to time amended and supplemented, between the Company and First Fidelity Bank, National Association, New Jersey, as trustee, have been paid in full and said Third Mortgage Indenture has been released and is of no further force or effect, and all bonds issued prior to the date of execution of the Tenth Supplemental Indenture and outstanding under the Indenture have been paid in full; and

WHEREAS, the actions contemplated by the Resignation and Appointment Agreement and the Tenth Supplemental Indenture have been authorized and directed by Order of the United States Bankruptcy Court for the District of New Hampshire dated January 18, 1991 in Case No. 88-00043, which Order authorized certain transactions and procedures necessary to consummate the Plan and approved certain modifications of the Plan related thereto; and

WHEREAS, all applicable requirements of the Plan and said Order have been complied with; and

WHEREAS, pursuant to the Tenth Supplemental Indenture the Company effected the amendments to the Indenture specified in the Tenth Supplemental Indenture, including amendments to reflect the release and discharge of the Company’s First Mortgage Indenture dated as of January 1, 1943, as supplemented and amended, and to reflect that, as a result, the Indenture is now a First Mortgage Indenture, the bonds issued and to be issued under the Indenture will be First Mortgage Bonds of the Company, and the Original Indenture as it may heretofore and hereafter be supplemented and amended shall henceforth be known and referred to as the Company’s First Mortgage Indenture dated as of August 15, 1978; and

WHEREAS, the Company by appropriate and sufficient corporate action in conformity with the terms of the Indenture duly caused to be issued seven new series of bonds under the Indenture designated First Mortgage Bonds, Series A through G, said Series A through Series G Bonds being in an aggregate principal amount of $858,985,000 and consisting of fully registered bonds containing the terms and provisions duly fixed and determined by the Board of Directors of the Company and expressed in Schedule B to the Tenth Supplemental Indenture; and

WHEREAS, on May 15, 1996, $172,500,000 aggregate principal amount of the Company’s 8(7)/8% First Mortgage Bonds, Series A, matured and were paid and canceled; and

WHEREAS, as of April 1, 1998 the Company by appropriate and sufficient corporate action in conformity with the terms of the Indenture duly caused to be issued a new series of bonds under the Indenture designated as First Mortgage Bonds, Series H, said Series H Bonds being in an aggregate principal amount of $75,000,000 and containing the terms and provisions duly fixed and determined by the Board of Directors of the Company and expressed in Schedule A to the Eleventh Supplemental Indenture; and

WHEREAS, on May 15, 1998, $170,000,000 aggregate principal amount of the Company’s 9.17% First Mortgage Bonds, Series, B, matured and were paid and canceled; and

WHEREAS, on April 22, 1999, the Revolving Credit Agreement dated as of April 23, 1998 (the “Credit Agreement”) terminated, the Credit Borrowings thereunder were indefeasibly paid in full in accordance with the terms thereof and the obligations of the several Lenders to make advances to the Company under the Credit Agreement were terminated; the bonds of Series H were deemed paid and all obligations of the Company to pay the principal of, premium, if any, and interest on the bonds of Series H was satisfied and discharged; and the $75,000,000 aggregated principal amount of the Company’s First Mortgage Bonds, Series H, were canceled; and

WHEREAS, as of March 30, 2001 the Company sold its interest in the Millstone II Nuclear Generating Station, located in Waterford, Connecticut, and with the sale of said property, no longer owns any property located in Connecticut which is subject to the lien of the Indenture, and is no longer subject to the jurisdiction of the Connecticut Department of Public Utilities Control; and

WHEREAS, pursuant to the Series A, B and C Loan and Trust Agreements dated October 1, 2001 (herein called the “Series A, B and C PCRB Agreements”), by and among the Business Finance Authority of the State of New Hampshire (herein called “the Authority”), the Company and the State Street Bank and Trust Company, as trustee (herein called the “Series A, B and C PCRB Trustee”), the Authority issued concurrently: $89,250,000 in principal amount of its Pollution Control Revenue Bonds (Public Service Company of New Hampshire Project—2001 Tax Exempt Series A)(herein called the “Series A PCR Bonds”) and loaned the proceeds from the sale of the Series A PCR Bonds to the Company. Proceeds of the loan were used to refund (i) the Authority’s $66,000,000 aggregate principal amount 7.65% Pollution Control Revenue Bonds (Public Service Company of New Hampshire Project—1991 Tax-Exempt Series A)(the “1991 Series A Bonds”), and (ii) a portion of the Authority’s $112,500,000 aggregate principal amount 7.65% Pollution Control Revenue Bonds (Public Service Company of New Hampshire Project—1991 Tax-Exempt Series C)(the “1991 Series C Bonds”); $89,250,000 in principal amount of its Pollution Control Revenue Bonds (Public Service Company of New Hampshire Project—2001 Tax-Exempt Series B) (herein called the “series B PCR Bonds”) and loaned the proceeds from the sale of the Series B PCR Bonds to the Company. Proceeds of the loan were used to refund a portion of the 1991 Series C Bonds; and $108,985,000 in principal amount of its Pollution Control Revenue Bonds (Public Service Company of New Hampshire Project—2001 Tax Exempt Series C) (herein called the “Series C PCR Bonds”) and loaned the proceeds from the sale of the Series C PCR Bonds to the Company. Proceeds of the loan were used to refund the Authority’s $108,985,000 aggregate principal amount 7.50% Pollution Control Revenue Bonds (Public Service Company of New Hampshire Project—1991 Tax-Exempt Series B)(the “1991 Series B Bonds”). The proceeds of the 1991 Series A, B and C PCR Bonds were used to finance and refinance a portion of the Company’s share of expenditures, including financing costs, relating to the construction of certain pollution control, sewage and/or solid waste disposal facilities required for the operation of the Seabrook nuclear-fueled, steam electric generating plant located in Seabrook, New Hampshire, in which the Company owned and undivided 35.6% interest; and

WHEREAS, the Series A, B and C Bonds were special obligations of the Authority, payable solely out of the revenues and other receipts, funds and moneys derived by the Authority under the Series A, B and C Agreements and from any amounts otherwise available under the Series A, B and C Agreements for the payment of the Series A, B and C Bonds, and such revenues and other receipts, funds moneys and amounts are, pursuant to the Series A, B and C PCRB Agreements, assigned and pledged by the Authority to the Series A, B and C PCRB Trustee as security for the Series A, B and C PCR Bonds and include loan payments required to be made by the Company to the Series A, B and C PCRB Trustee for the account of the Authority pursuant to the Series A, B and C PCRB Agreements in amounts equal to the amounts payable with respect to the Series A, B and C Bonds; and

WHEREAS, in consideration of the loan being provided by the Authority under, and pursuant to the provisions of, the Series A, B and C PCRB Agreements, the Company issued: $89,250,000 principal amount of its First Mortgage Bonds, Series I (hereinafter generally referred to as the “Series I Bonds” or the “bonds of Series I”) to evidence and secure the Company’s obligation under the Series A PCRB Agreement to make loan payments as aforesaid and to provide security for the Series A PCR Bonds; $89,250,000 principal amount of its First Mortgage Bonds, Series J (hereinafter generally referred to as the “Series J Bonds” or the “bonds of Series J”) to evidence and secure the Company’s obligation under the Series B PCRB Agreement to make loan payments as aforesaid and to provide security for the Series B PCR Bonds; and $108,985,000 principal amount of its First Mortgage Bonds, Series K (hereinafter generally referred to as the “Series K Bonds” or the “bonds of Series K”) to evidence and secure the Company’s obligation under the Series C PCRB Agreement to make loan payments as aforesaid and to provide security for the Series C PCR Bonds; and

WHEREAS, the execution and delivery of the Twelfth Supplemental Indenture and the issue of not exceeding Eighty Nine Million Two Hundred Fifty Thousand Dollars ($89,250,000) in aggregate principal amount of bonds of Series I, Eighty Nine Million Two Hundred Fifty Thousand Dollars ($89,250,000) in aggregate principal amount of bonds Series J and One Hundred Eight Million Nine Hundred Eighty Five Thousand Dollars in aggregate principal amount of bonds of Series K, and other necessary actions were duly authorized by the Executive Committee of the Board of Directors of the Company; and

WHEREAS, as a result of a merger, First Union National Bank changed its name to Wachovia Bank, National Association and remains as Trustee under the Indenture; and

WHEREAS, the Company has purchased, constructed or otherwise acquired certain additional property not heretofore specifically described in the Indenture but which is and is intended to be subject to the lien thereof, and proposes specifically to subject such additional property to the lien of the Indenture at this time; and

WHEREAS, the execution and delivery of this                        Supplemental Indenture and the issue of not exceeding            Million Dollars ($    ,000,000) in aggregate principal amount of bonds of Series    , and other necessary actions have been duly authorized by the Board of Directors of the Company; and

WHEREAS, the Company proposes to execute and deliver this Supplemental Indenture to provide for the issue of the bonds of Series    and confirm the lien of the Indenture on the property referred to below, all as permitted by Section 15.1 of the Original Indenture; and

WHEREAS, all acts and things necessary to make the initial issue of the Series    Bonds, when executed by the Company and authenticated by the Trustee and delivered as in the Original Indenture provided, the legal, valid and binding obligations of the Company according to their terms and to make this                        Supplemental Indenture a legal, valid and binding instrument for the security of the bonds, in accordance with its and their terms, have been done and performed, and the execution and delivery of this                        Supplemental Indenture has in all respects been duly authorized;

NOW, THEREFORE, in consideration of the premises, and of the acceptance of said Series    First Mortgage Bonds by the holder thereof, and of the sum of $1.00 duly paid by the Trustee to the Company, and of other good and valuable considerations, the receipt whereof is hereby acknowledged, and in confirmation of and supplementing the Original Indenture as previously supplemented by said twelve preceding supplemental indentures, and in performance of and compliance with the provisions thereof, said Public Service Company of New Hampshire, by these presents, does give, grant, bargain, sell, transfer, assign, pledge, mortgage and convey unto Wachovia Bank, National Association, as Trustee, as provided in the Original Indenture, as previously supplemented and amended and as supplemented by this                        Supplemental Indenture, and its successor or successors in the trust thereby and hereby created, and its and their assigns, (a) all and singular the property, and rights and interests in property, described in the Original Indenture and the twelve preceding supplemental indentures (said supplemental indentures, in each case as amended by the Tenth Supplemental Indenture, hereinafter referred to as the Preceding Supplemental Indentures), and thereby conveyed, pledged, assigned, transferred and mortgaged, or intended so to be (said descriptions in said Original Indenture and the Preceding Supplemental Indentures being hereby made a part hereof to the same extent as if set forth herein at length), whether then or now owned or thereafter or hereafter acquired, except such of said properties or interests therein as may have been released or sold or disposed of in whole or in part as permitted by the provisions of the Original Indenture, and (b) also, but without in any way limiting the generality of the foregoing, all the right, title and interest of the Company, now owned or hereafter acquired, in and to the rights, titles, interests and properties described or referred to in Schedule B hereto attached and hereby made a part hereof as fully as if set forth herein at length, in all cases not specifically reserved, excepted and excluded; the foregoing property, and rights and interests in property, being located in the following listed municipalities in New Hampshire and unincorporated areas in Coos County, New Hampshire, as well as in various municipalities in the States of Maine, Vermont and elsewhere:

BELKNAP COUNTY—Alton, Barnstead, Belmont, Center Harbor, Gilford, Gilmanton, Laconia, Meredith, New Hampton, Sanbornton, Tilton;

CARROLL COUNTY—Albany, Brookfield, Chatham, Conway, Eaton, Effingham, Freedom, Madison, Moultonboro, Ossipee, Sandwich, Tamworth, Tuftonboro, Wakefield, Wolfeboro;

CHESHIRE COUNTY—Alstead, Chesterfield, Dublin, Fitzwilliam, Gilsum, Harrisville, Hinsdale, Jaffrey, Keene, Marlborough, Marlow, Nelson, Richmond, Rindge, Roxbury, Stoddard, Sullivan, Surry, Swanzey, Troy, Westmoreland, Winchester;

COOS COUNTY—Bean’s Grant, Berlin, Cambridge, Carroll, Chandler’s Purchase, Clarksville, Colebrook, Columbia, Crawford’s Purchase, Dalton, Dummer, Errol, Gorham, Green’s Grant, Jefferson, Lancaster, Martin’s Location, Milan, Millsfield, Northumberland, Pinkham’s Grant, Pittsburg, Randolph, Shelburne, Stark, Stewartstown, Stratford, Success, Thompson & Meserve’s Purchase, Wentworth’s Location, Whitefield;

GRAFTON COUNTY—Alexandria, Ashland, Bath, Bethlehem, Bridgewater, Bristol, Campton, Easton, Enfield, Franconia, Grafton, Haverhill, Hebron, Holderness, Landaff, Lincoln, Lisbon, Littleton, Lyman, Lyme, Orange, Orford, Piermont, Plymouth, Rumney, Sugar Hill, Thornton, Woodstock;

HILLSBOROUGH COUNTY—Amherst, Antrim, Bedford, Bennington, Brookline, Deering, Francestown, Goffstown, Greenfield, Greenville, Hancock, Hillsborough, Hollis, Hudson, Litchfield, Lyndeborough, Manchester, Mason, Merrimack, Milford, Mont Vernon, Nashua, New Boston, New Ipswich, Pelham, Peterborough, Sharon, Temple, Weare, Wilton, Windsor;

MERRIMACK COUNTY—Allenstown, Andover, Boscawen, Bow, Bradford, Canterbury, Chichester, Concord, Danbury, Dunbarton, Epsom, Franklin, Henniker, Hill, Hooksett, Hopkinton, Loudon, Newbury, New London, Northfield, Pembroke, Pittsfield, Salisbury, Sutton, Warner, Webster, Wilmot;

ROCKINGHAM COUNTY—Auburn, Atkinson, Brentwood, Candia, Chester, Danville, Deerfield, Derry, East Kingston, Epping, Exeter, Fremont, Greenland, Hampstead, Hampton, Hampton Falls, Kensington, Kingston, Londonderry, New Castle, Newfields, Newington, Newmarket, Newton, North

Hampton, Northwood, Nottingham, Portsmouth, Raymond, Rye, Sandown, Seabrook, South Hampton, Stratham, Windham;

STRAFFORD COUNTY—Barrington, Dover, Durham, Farmington, Lee, Madbury, Middleton, Milton, New Durham, Rochester, Rollinsford, Somersworth, Strafford;

SULLIVAN COUNTY—Charlestown, Claremont, Cornish, Croydon, Goshen, Grantham, Lempster, Newport, Plainfield, Springfield, Sunapee, Unity, Washington;

SUBJECT, HOWEVER, as to all of the foregoing, to the specific rights, privileges, liens, encumbrances, restrictions, conditions, limitations, covenants, interests, reservations, exceptions and otherwise as provided in the Original Indenture and the Preceding Supplemental Indentures, and in the descriptions in the schedules thereto and hereto and in the deeds or grants in said schedules referred to;

BUT SPECIFICALLY RESERVING, EXCEPTING AND EXCLUDING (as the same are reserved, excepted and excluded from the lien of the Original Indenture and the Preceding Supplemental Indentures from this instrument and the grant, conveyance, mortgage, transfer and assignment herein contained, all right, title and interest of the Company, now owned or hereafter acquired, in and to the properties and rights specified in subclauses (a) to (m), both inclusive, of the paragraph beginning “BUT SPECIFICALLY RESERVING, EXCEPTING AND EXCLUDING...” which paragraph is part of the granting clauses of the Original Indenture;

TO HAVE AND TO HOLD all said plant, premises, property, franchises and rights hereby conveyed, assigned, pledged or mortgaged, or intended so to be, unto the Trustee, its successor or successors in trust, and to its and their assigns forever;

BUT IN TRUST, NEVERTHELESS, with power of sale, for the equal pro rata benefit, security and protection of the owners of the bonds without any preference, priority or distinction whatever of any one bond over any other bond by reason of priority in the issue, sale or negotiation thereof, or otherwise;

PROVIDED, HOWEVER, and these presents are upon the condition, that if the Company shall pay or cause to be paid or make appropriate provision for the payment unto the holders of the bonds of the principal, premium, if any, and interest to become due thereon at the times and in the manner stipulated therein, and shall keep, perform and observe all and singular the covenants, agreements and provisions in the Indenture expressed to be kept, performed and observed by or on the part of the Company, then the Indenture and the estate and rights thereby and hereby granted shall, pursuant and subject to the provisions of Article 16 of the Original Indenture, cease, determine and be void, but otherwise shall be and remain in full force and effect.

AND IT IS HEREBY COVENANTED, DECLARED AND AGREED, upon the trusts and for the purposes aforesaid, as set forth in the following covenants, agreements, conditions and provisions, viz.:

ARTICLE 1
SERIES    BONDS

SECTION 1.01.    Designation; Amount.    The bonds of Series    shall be designated “First Mortgage Bonds, Series    ” and, subject to Section 2.10 of the Original Indenture, shall not exceed            Million Dollars ($    ,000,000) in aggregate principal amount at any one time outstanding. The Trustee shall authenticate and deliver up to $    ,000,000 aggregate principal amount of Series    Bonds at any time upon application by the Company and compliance with the applicable provisions of the Original Indenture.

SECTION 1.02.    Form of Bonds of 200    Series    .    The bonds of Series    shall be issued only in fully registered form without coupons in denominations of $1,000 and multiples thereof. The Bonds of Series    and the certificate of the Trustee upon said bonds shall be substantially in the forms thereof respectively set forth in Schedule A appended hereto.

SECTION 1.03.    Provisions of Bonds of 20    Series    ; Interest Accrual.    The bonds of Series    shall mature on                        , 20    , and shall bear interest, payable on the interest payment dates applicable from time to time to the Series    Bonds, until the Company’s obligation in respect of the principal thereof shall be discharged, in amounts equal to the interest payments due on the Series    Bonds, and shall be payable both as to principal and interest at the corporate trust office of the Trustee at Wachovia Bank, National Association in Charlotte, North Carolina or the corporate trust office of its successors, in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts. The interest on the Series    Bonds, whether in temporary or definitive form, shall be payable without presentation of such bonds, and only to or upon the written order of the registered holders thereof of record at the applicable record date. The Series    Bonds shall be callable for redemption in whole or in part according to the terms and provisions provided herein in Section 1.05.

Each Series    Bond shall be dated the date of authentication thereof by the Trustee, and shall bear interest on the principal amount thereof from the interest payment date next preceding the date thereof to which interest has been paid on the Bonds of said series, or if the date thereof is prior to the record date (as hereinafter defined) with respect to the first interest payment date then from the date of original issue of the Series    Bonds, or if the date thereof be an interest payment date to which interest is being paid or a date between the record date for any such interest payment date and such interest payment date, then from such interest payment date.

The person in whose name any bond of Series    is registered at the close of business on any record date (as hereinafter defined) with respect to any interest payment date shall be entitled to receive the interest payable on such interest payment date notwithstanding the cancellation of such bond upon any registration of transfer or exchange thereof subsequent to the record date and prior to such interest payment date, except that if and to the extent the Company shall default in the payment of the interest due on such interest payment date, then such defaulted interest shall be paid to the person in whose name such bond is registered on a subsequent record date for the payment of defaulted interest if one shall have been established as hereinafter provided and otherwise on the date of payment of such defaulted interest. A subsequent record date may be established by the Company by notice mailed to the owners of the bonds of Series    not less than ten (10) days preceding such record date, which record date shall not be more than thirty (30) days prior to the subsequent interest payment date. The term “record date” as used in this Section with respect to any regular interest payment date shall mean the day next preceding such interest payment date, or if such day shall not be a Business Day, the next preceding day which shall be a Business Day.

SECTION 1.04.    Transfer and Exchange of Bonds of Series    .    The bonds of Series            may be surrendered for registration of transfer as provided in Section 2.8 of the Original Indenture as amended by the Tenth Supplemental Indenture at the corporate trust office of the Trustee at Wachovia Bank, National Association in Charlotte, North Carolina or the corporate trust offices of its successors, and may be surrendered at said office for exchange for a like aggregate principal amount of bonds of Series            of other authorized denominations. Notwithstanding the provisions of Section 2.7 of the Original Indenture, no charge, except for taxes or other governmental charges, shall be made by the Company for any registration of transfer of bonds of Series     or for the exchange of any bonds of Series    for such bonds of other authorized denominations.

SECTION 1.05.    Redemption of the Series    Bonds.    The bonds of Series    are not subject to redemption at the option of the Company prior to                        , 20    . Thereafter, the Bonds of Series    shall be redeemable as a whole at any time or in part from time to time in accordance with the provisions of the Indenture and upon not less than thirty (30) days’ prior notice given by mail as provided in the Indenture (which notice may state that it is subject to the receipt of the redemption moneys by the Trustee on or before the date fixed for redemption and which notice shall be of no effect unless such moneys are so received on or before such date), either at the option of the Company, or for the purpose of any applicable provision of the Indenture, at the following prices:

[TO BE INSERTED]

SECTION 1.06.    Payment Date Not a Business Day.    If any redemption or maturity date for principal, premium or interest with respect to the Series    Bonds shall be (i) a Sunday or a legal holiday, or (ii) a day on which banking institutions are authorized pursuant to law to close and on which the corporate trust offices in North Carolina or New Jersey of the Trustee are not open for business, then the payment thereof may be made on the next succeeding day not a day specified in (i) or (ii) with the same force and effect as if made on the specified payment date and not interest shall accrue for the period after the specified payment date.

ARTICLE 2
MISCELLANEOUS PROVISIONS

SECTION 2.01.    Recitals.    The recitals in this                        Supplemental Indenture shall be taken as recitals by the Company alone, and shall not be considered as made by or as imposing any obligation or liability upon the Trustee, nor shall the Trustee be held responsible for the legality or validity of this                         Supplemental Indenture, and the Trustee makes no covenants or representations, and shall not be responsible, as to or for the effect, authorization, execution, delivery or recording of this                        Supplemental Indenture, except as expressly set forth in the Original Indenture. The Trustee shall not be taken impliedly to waive by this                        Supplemental Indenture any right it would otherwise have.

SECTION 2.02.    Benefits of Supplemental Indenture.    Nothing in this                        Supplemental Indenture, expressed or implied, is intended or shall be construed to confer upon, or give to, any person, firm or corporation, other than the parties hereto and the holders of the bonds, any right, remedy or claim under or by reason of the Indenture or any covenant, condition or stipulation thereof; and the covenants, stipulations and agreements in the Indenture contained are and shall be for the sole and exclusive benefit of the parties hereto, their successors and assigns, and holders of the bonds.

SECTION 2.03.    Effect of                        Supplemental Indenture.    This Supplemental Indenture is executed, shall be construed as and is expressly stated to be an indenture supplemental to the Original Indenture and shall form a part of the Indenture; and the Original Indenture, as supplemented and amended by this                        Supplemental Indenture, is hereby confirmed and adopted by the Company as its obligation. All terms used in this                        Supplemental Indenture shall be taken to have the meaning specified in the Original Indenture, except in cases where the context clearly indicates otherwise.

SECTION 2.04.    Termination.    This                        Supplemental Indenture shall become void when the Indenture shall be void.

SECTION 2.05.    Trust Indenture Act.    If and to the extent that any provision of this                        Supplemental Indenture limits, qualifies or conflicts with any of the applicable provisions of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939, as amended, such required provision shall control.

SECTION 2.06.    Counterparts.    This                        Supplemental Indenture may be simultaneously executed in any number of counterparts, each of which shall be deemed an original; and all said counterparts executed and delivered, each as an original, shall constitute but one and the same instrument, which shall for all purposes be sufficiently evidenced by any such original counterpart.

SECTION 2.07.    Notices.    Any notice to the Trustee under any provision of this                        Supplemental Indenture shall be sufficiently given if served personally upon a responsible officer of the Trustee or mailed by registered or certified mail, postage prepaid, addressed to the Trustee at its corporate trust office, which is Wachovia Bank, National Association, 21 South Street, Third Floor, Morristown, New Jersey 07960 as of the date hereof. The Trustee shall notify the Company from time to time of any change in the address of its corporate trust office.

IN WITNESS WHEREOF, PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE has caused this instrument to be executed and its corporate seal to be hereto affixed, by its officers, thereunto duly authorized, and WACHOVIA BANK, NATIONAL ASSOCIATION has caused this instrument to be executed and its corporate seal to be hereto affixed by its officers thereunto duly authorized, all as of the day and year first above written but actually executed on                        , 20    .

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

[CORPORATE SEAL]                                      By

Name:

Title:
Attest:

Name:
Title:

Signed, sealed and delivered by
Public Service Company of New
Hampshire in the presence of us:

Witnesses

WACHOVIA BANK, NATIONAL ASSOCIATION

as Trustee as aforesaid

By:
Name: Title: [CORPORATE SEAL] Attest:

Name:

Title:

Signed, sealed and delivered by

Wachovia Bank, National Association, in

the presence of us:

Witnesses

SCHEDULE A

(FORM OF BONDS OF SERIES        )

THIS BOND IS TRANSFERABLE ONLY AS PROVIDED HEREIN

No.	$ ,000,000

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

Incorporated under the Laws of the State of New Hampshire

FIRST MORTGAGE BOND, SERIES

PRINCIPAL DUE                        , 20

FOR VALUE RECEIVED, PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE, a corporation organized and existing under the laws of the State of New Hampshire (hereinafter called the Company), hereby promises to pay to                        or registered assigns, subject to the conditions set forth in this Bond, the principal sum of                        Million ($    ,000,000), on the first day of             , 200    , and to pay interest on said sum, on each of the interest payment dates applicable from time to time to the Series    Bonds (as defined on the reverse hereof), until the Company’s obligation with respect to said principal sum shall be discharged, in amounts equal to the interest payments due on such Series    Bonds. This Bond shall bear interest as aforesaid from the interest payment date next preceding the date hereof to which such interest has been paid on the Bonds of this series, or if the date hereof is prior to the record date with respect to the first interest payment date then from the date of original issue of the Bonds of this series, or if the date hereof is an interest payment date to which interest is being paid or date between the record date for any such interest payment date and such interest payment date, then from such interest payment date.

The bonds of Series    shall be payable both as to principal and interest at the corporate trust office of the Trustee in Charlotte, North Carolina or the corporate trust offices of its successors, in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts. The interest on the bonds of Series    , whether in temporary or definitive form, shall be payable without presentation of such bonds, and only to or upon the written order of the registered holders thereof of record at the applicable record date. The bonds of Series    shall be repayable in whole or in part according to the terms and provisions provided in Article 1 of the Supplemental Indenture establishing the terms and conditions of bonds of this Series.

Each installment of interest hereon (other than overdue interest) due on any interest payment date shall be payable to the person who shall be the registered owner of this bond at the close of business on the record date, which shall be the day next preceding such interest payment date, or if such day shall not be a Business Day, the next preceding day which is a Business Day.

Reference is hereby made to the further provisions of this Bond set forth on the reverse hereof, including without limitation provisions in regard to the call and redemption and the registration of transfer and exchangeability of this bond, and such further provisions shall for all purposes have the same effect as though fully set forth in this place.

This bond shall not become or be valid or obligatory until the certificate of authentication hereon shall have been signed by Wachovia Bank, National Association (hereinafter with its successors as defined in the Indenture (as defined on the reverse hereof), generally called the Trustee), or by such a successor.

IN WITNESS WHEREOF, Public Service Company of New Hampshire has caused this bond to be executed in its corporate name and on its behalf by its Vice President by his signature or a facsimile thereof, and its corporate seal to be affixed or imprinted hereon and attested by the manual or facsimile signature of its Assistant Secretary.

Dated as of                        ,            .

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

By
Name:
Title: Vice President
Attest:

Name:
Title: Assistant Secretary

[FORM OF TRUSTEE’S CERTIFICATE]

Wachovia Bank, National Association hereby certifies that this bond is one of the bonds described in the within mentioned Indenture.

WACHOVIA BANK, NATIONAL ASSOCIATION, TRUSTEE

By
Name:
Title: Authorized Officer

[FORM OF BOND]

[REVERSE]

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

First Mortgage Bond, Series

This Bond is one of a series of Bonds in fully registered form known as the “First Mortgage Bonds, Series    ” of the Company, limited to                        Million Dollars ($    ,000,000) in aggregate principal amount, and issued under and pursuant to a First Mortgage Indenture between the Company and Wachovia Bank, National Association as successor by merger to New England Merchants National Bank (later known as Bank of New England, National Association), as Trustee, dated as of August 15, 1978, as amended, and pursuant to which Wachovia Bank, National Association is now Successor Trustee (said First Mortgage Indenture (i) as amended by the Tenth Supplemental Indenture thereto, being hereinafter generally called the “Original Indenture,” and (ii) together with all indentures expressly stated to be supplemental thereto, being hereinafter generally called the “Indenture”), and together with all bonds of all series now outstanding or hereafter issued under the Indenture being equally and ratably secured (except as any sinking or other analogous fund, established in accordance with the provisions of the Indenture, may afford additional security for the bonds of any particular series) by the Indenture, to which Indenture (executed counterparts of which are on file at the corporate trust office of the Trustee in Morristown, New Jersey) reference is hereby made for a description of the nature and extent of the security, the rights thereunder of the holders of bonds issued and to be issued thereunder, the rights, duties and immunities thereunder of the Trustee, the rights and obligations thereunder of the Company, and the terms and conditions upon which Bonds of this series, and bonds of other series, are issued and are to be issued; but neither the foregoing reference to the Indenture nor any provision of this Bond or of the Indenture shall affect or impair the obligation of the Company, which is absolute, unconditional and unalterable, to pay at the maturities herein provided the principal of and interest on this Bond as herein provided.

The bonds of this Series    in permanent form are issuable in denominations of one thousand dollars ($1,000) and multiples thereof.

This Bond is transferable by the registered owner hereof upon surrender hereof at the corporate trust office of the Trustee, together with a written instrument of transfer in approved form, signed by the owner or his duly authorized attorney, and a new Bond or Bonds of this series for a like principal amount will be issued in exchange, all as provided in the Indenture. Prior to due presentment for registration of transfer of this Bond, the Company and the Trustee may deem and treat the registered owner hereof as the absolute owner hereof, whether or not this Bond be overdue, for the purpose of receiving payment and for all other purposes, and neither the Company nor the Trustee shall be affected by any notice to the contrary.

This Bond is exchangeable at the option of the registered holder hereof upon surrender hereof, at the corporate trust office of the Trustee in Charlotte, North Carolina or the corporate trust offices of its successors, for an equal principal amount of bonds of this series of other authorized denominations, in the manner and on the terms provided in the Indenture.

The Bonds of this series are not subject to redemption at the option of the Company prior to                        , 20    . Thereafter, the Bonds of Series            shall be redeemable as a whole at any time or in part from time to time in accordance with the provisions of the Indenture and upon not less than thirty (30) days’ prior notice given by mail as provided in the Indenture (which notice may state that it is subject to the receipt of the redemption moneys by the Trustee on or before the date fixed for redemption and which notice shall be of no effect unless such moneys are so received on or before such date), either at the option of the Company, or for the purpose of any applicable provision of the Indenture, at the following prices:

[TO BE INSERTED]

Except as provided in the immediately preceding paragraph, the Bonds of this series are not subject to redemption.

If this Bond is called in whole or in part, and if moneys have been duly deposited or otherwise made available to the Trustee for redemption hereof, or of the part hereof so called, as required in the Indenture, this Bond, or such called part hereof, shall be due and payable on the date fixed for redemption and thereafter this Bond, or such called part hereof, shall cease to bear interest on the date fixed for redemption and shall cease to be entitled to the lien of the Indenture, and, as respects the Company’s liability hereon, this Bond, or such called part hereof, shall be deemed to have been paid; but, if less than the whole principal amount hereof shall be so called, the registered owner hereof shall be entitled, in addition to the sums payable on account of the part called, to receive, without expense to such owner, upon surrender hereof, one or more Bonds of this series for an aggregate principal amount equal to that part of the principal amount hereof not then called and paid.

The Indenture contains provisions permitting the Company and the Trustee to effect, by supplemental indenture, certain modifications of the Indenture without any consent of the holders of the bonds, and to effect certain other modifications of the Indenture, and of the rights of the holders of the bonds, with the consent of the holders of not less than a majority in aggregate principal amount of all bonds issued under the Indenture at the time outstanding, or in case one or more, but less than all, of the series of said bonds then outstanding are affected, with the consent of the holders of not less than a majority in aggregate principal amount of said outstanding bonds of each series affected.

No recourse shall be had for the payment of the principal of or premium, if any, or interest on this Bond, or for any claim based hereon, or otherwise in respect hereof or of the Indenture, to or against any incorporator or against any stockholder, director or officer, past, present or future, as such, of the Company or any affiliate of the Company, or of any predecessor or successor company, either directly or through the Company, or such predecessor or successor company or any trustee, receiver or assignee or otherwise, under any constitution, or statute or rule of law, or by the enforcement of any assessment or penalty, or otherwise, all such liability of incorporators, stockholders, directors or officers, as such, being waived and released by the holder and owner hereof by the acceptance of this Bond and as part of the consideration for the issuance hereof and being likewise waived and released by the terms of the Indenture.

SCHEDULE B

Description of Certain Properties

Acquired

Since

The following deeds and conveyances, recorded in the Registries of Deeds in the Counties in New Hampshire indicated, contain descriptions of certain properties acquired in fee simple by the Company since                        .

Grantor	Date	Book/Page	County/Town

THE STATE OF CONNECTICUT	)
COUNTY OF HARTFORD	) ss. Berlin

Then personally appeared before me                        , Vice President and Treasurer, and                        , Assistant Secretary, of Public Service Company of New Hampshire, a New Hampshire corporation, and severally acknowledged the foregoing instrument to be their free act and deed in their said capacities and the free act and deed of said corporation.

Witness my hand and notarial seal this    th day of                        , 200    , at            .

Name:

Notary Public in and for the State of Connecticut

        My Commission Expires:

(Notarial Seal)

THE STATE OF NEW JERSEY	)
COUNTY OF	) ss.

        Then personally appeared before me                        ,                         , of Wachovia Bank, National Association, a national banking association, and acknowledged the foregoing instrument to be their free act and deed in their said capacities and the free act and deed of said corporation.

Witness my hand and notarial seal this    day of                        , 200    , at                        , New Jersey.

Name:

Notary Public in and for the State of New Jersey

        My Commission Expires:

(Notarial Seal)

ENDORSEMENT

Wachovia Bank, National Association, Trustee, being the mortgagee in the foregoing Supplemental Indenture, hereby consents to the cutting of any timber standing upon any of the lands covered by said Supplemental Indenture and to the sale of any such timber so cut and of any personal property covered by said Supplemental Indenture to the extent, but only to the extent, that such sale is permitted under the provisions of the Original Indenture as referred to in, and as amended by, the Tenth Supplemental Indenture thereto dated as of May 1, 1991, and the Twelfth Supplemental Indenture dated as of December 1, 2001.

WACHOVIA BANK, NATIONAL ASSOCIATION

as Trustee as aforesaid

By
Name:
itle:

Signed, sealed and acknowledged

on behalf of Wachovia Bank, National Association

in the presence of us:

Witnesses

CORPORATE SEAL